Filed pursuant to Rule 424(b)(3)

Registration No. 333-179460

PROSPECTUS SUPPLEMENT NO. 44
to Prospectus declared
effective on May 10, 2012
(Registration No. 333-179460)
TWIN CITIES POWER HOLDINGS, LLC

This Prospectus Supplement No. 44 supplements our Prospectus declared effective May 10, 2012, as previously supplemented on May 10, 2012, May 16, 2012, May 25, 2012, May 29, 2012, June 1, 2012, June 14, 2012, June 25, 2012, June 29, 2012, July 10, 2012, August 14, 2012, August 31, 2012, September 20, 2012, October 12, 2012, November 2, 2012, November 14, 2012, December 20, 2012, December 31, 2012, January 8, 2013, March 1, 2013, March 18, 2013, March 29, 2013, April 1, 2013, May 2, 2013, May 15, 2013, May 31, 2013, June 10, 2013, June 17, 2013, June 19, 2013, June 20, 2013, August 14, 2013, August 16, 2013, August 26, 2013, September 11, 2013, November 1, 2013, November 14, 2013, December 10, 2013, December 31, 2013, March 17, 2014, March 26, 2014, March 28, 2014, April 8, 2014, and May 9, 2014 (collectively, the “Prospectus”).

You should read this Prospectus Supplement No. 44 together with the Prospectus.

This Prospectus Supplement No. 44 includes the attached Current Report on Form 8-K of Twin Cities Power Holdings, LLC as filed by us with the Securities and Exchange Commission on May 15, 2014.

The notes can only be purchased by residents of: California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, New York, Pennsylvania, South Dakota, Texas, Utah, Vermont, and Wisconsin. No offer is made by this prospectus supplement to residents of any other state. See the section of the Prospectus, “Notices to Investors of Certain States and Suitability Standards,” for additional details.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 44 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 44 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 44 is May 15, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 14, 2014

TWIN CITIES POWER HOLDINGS, LLC
(Exact Name of Registrant as Specified in Charter)

Minnesota	333-179460	27-1658449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16233 Kenyon Ave., Suite 210, Lakeville, Minnesota	55044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 241-3103

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Compensatory Arrangements of Certain Officers

On May 14, 2014, Twin Cities Power Holdings, LLC (the “Company”) entered into a Second Amendment to Employment Agreement (the “Amendment”), which amends that certain Employment Agreement, dated January 1, 2012, as amended by that certain First Amendment to Employment Agreement, dated March 24, 2014, with its Chief Executive Officer and President Timothy S. Krieger (collectively, the “Agreement”). The Amendment, which by its terms became effective as of May 1, 2014, provides Mr. Krieger with severance payments upon the termination of his employment under certain circumstances. Specifically, in the event the Company terminates Mr. Krieger’s employment without cause, Mr. Krieger will receive severance in an amount of $2,000,000. In the event the Company terminates Mr. Krieger’s employment as a result of non-renewal of the Agreement, Mr. Krieger will receive severance in the amount of $1,000,000. In the event Mr. Krieger’s employment ends as a result of death while employed by the Company, Mr. Krieger’s estate will receive the proceeds of a $5,000,000 term life insurance policy maintained by the Company.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Second Amendment to Employment Agreement, dated May 14, 2014 between Twin Cities Power Holdings, LLC and Timothy S. Krieger.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2014	By	/s/ Wiley H. Sharp III
Wiley H. Sharp III
	Its	Vice President – Finance and Chief Financial Officer

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Exhibit 10.1

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (Second Amendment) is entered into the 14th day of May, 2014 (“Execution Date”) and effective this 1st Day of May, 2014 (“Effective Date”) by and between TWIN CITIES POWER HOLDINGS, L.L.C., a Minnesota Limited Liability Company, with its principal place of business at 16233 Kenyon Avenue, Suite 210, Lakeville, Minnesota 55044 (the “COMPANY”) and TIMOTHY S. KRIEGER an individual with his principal residence at 19555 Oak Grove Ave. Prior Lake Minnesota 55372 (the “EMPLOYEE”).

The PARTIES entered into an Employment Agreement on the 1st day of January, 2012 and a FIRST AMENDENT to EMPLOYMENT AGREEMENT on the 24th of March, 2014. The PARTIES wish to amend certain terms and conditions in the Amended Employment Agreement pursuant to this Second Amendment.

NOW THEREFORE, in consideration of the mutual covenants, terms, and conditions herein contained, it is hereby agreed by and between the PARTIES:

1.	Section 7. Termination and Default is AMENDED as follows.

(g) Payments upon Termination Other Than For Cause.

In the event the Executive’s employment with the COMPANY is terminated by the COMPANY without Cause, as a result of death or the COMPANY’s Non-Renewal:

(i) In the event that the Executive’s employment with the COMPANY is terminated by the COMPANY without Cause, the COMPANY shall pay to the Executive as severance an amount of Two Million and no/100 Dollars ($2,000,000.00

(ii) In the event that Executive’s employment terminates as a result of the non-renewal by the COMPANY of this Agreement (a “Company Non-Renewal”) the COMPANY shall pay to the Executive One Million and no/100 Dollars ($1,000,000.00).

(iii) In the event that Executive’s employment terminates as a result of death while employed by the COMPANY, the COMPANY shall have maintained a Five Million and no/100 Dollar ($5,000,000.00) Term Life Insurance Policy payable to the Executive’s Estate.

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2. Other Terms and Conditions. All other terms and conditions of the Employment Agreement as amended remain unchanged except as hereinbefore amended by this SECOND AMENDMENT to EMPLOYMENT AGREEMENT

The COMPANY and the EMPLOYEE have duly executed this Second Amendment to the Employment Agreement as of the date and year set forth in the first paragraph to this Second Amendment.

TWIN CITIES POWER HOLDINGS, L.L.C.

/s/ Timothy S. Krieger

By: TIMOTHY S. KRIEGER

Its: President/CEO

/s/ Keith W. Sperbeck

By: KEITH W. SPERBECK

Its: Secretary

EMPLOYEE

/s/ Timothy S. Krieger

By: TIMOTHY S. KRIEGER

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